Exhibit 23.1

THOMAS J. HARRIS

CERTIFIED PUBLIC ACCOUNTANT

3901 STONE WAY N., SUITE 202

SEATTLE, WA  98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

   I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my report dated May 12, 2011 on the financial statements of Amazonica Corp. as of April 30, 2011, be included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission.

Dated this 12th day of May, 2011.

Thomas J. Harris

Certified Public Accountant